Exhibit 99.15

Johnson & Johnson Reports 2012 Second-Quarter Results:

Sales of $16.5 Billion decreased 0.7% Versus 2011 Second Quarter; Second-Quarter EPS was $0.50
Excluding Special Items, 2012 Second-Quarter EPS of $1.30 increased 1.6%*

New Brunswick, NJ (July 17, 2012) - Johnson & Johnson today announced sales of $16.5 billion for the second quarter of 2012, a decrease of 0.7% as compared to the second quarter of 2011. Operational results increased 3.5% and the negative impact of currency was 4.2%. Domestic sales decreased 1.2%. International sales decreased 0.4%, reflecting operational growth of 7.1% and a negative currency impact of 7.5%. Sales included the impact of the recently completed acquisition of Synthes, Inc., which contributed 1.2% to worldwide operational sales growth.
Net earnings and diluted earnings per share for the second quarter of 2012 were $1.4 billion and $0.50, respectively. Second-quarter 2012 net earnings include after-tax special items of $2.2 billion, consisting of non-cash charges primarily attributed to a partial write-down of in-process research and development and intangible assets related to the Crucell vaccines business, an increase in the accrual for the potential settlement of previously disclosed civil litigation matters, and transaction and integration costs related to the acquisition of Synthes, Inc. Second-quarter 2011 net earnings included after-tax special items of $772 million, consisting of net charges related to the restructuring by Cordis Corporation, the net impact of expenses related to litigation, DePuy ASRTM Hip recall costs, and a currency adjustment related to the acquisition of Synthes, Inc. Excluding these special items, net earnings for the current quarter were $3.6 billion and diluted earnings per share were $1.30, representing increases of 2.7% and 1.6%, respectively, as compared to the same period in 2011.*

“Our talented associates around the world are building a strong foundation for sustainable growth through meaningful innovations and an expanding global footprint. Our pharmaceutical pipeline continued its strong momentum this quarter with the submission of several new drug applications, as well as strong growth from several recently launched products that meet critical patient needs,” said Alex Gorsky, Chief Executive Officer. “The completion of the Synthes acquisition also marks an important milestone in strengthening our leadership in key health care markets, creating a powerful portfolio of orthopaedic and neurological solutions to advance patient health and well-being,” said Gorsky.
The Company adjusted its earnings guidance for full-year 2012 to $5.00 - $5.07 per share. The Company's guidance excludes the impact of special items and reflects the negative impact of recent currency movements, partially offset by the positive contribution from the Synthes acquisition.
Worldwide Consumer sales of $3.6 billion for the second quarter represented a decrease of 4.6% versus the prior year consisting of an operational increase of 0.6% and a negative impact from currency of 5.2%. Domestic sales decreased 1.9%. International sales decreased 6.0%, which reflected an operational increase of 2.0% and a negative currency impact of 8.0%.
Positive contributors to operational results were international sales of oral care products; NEUTROGENA® skin care products; and international baby care products.
Worldwide Pharmaceutical sales of $6.3 billion for the second quarter represented an increase of 0.9% versus the prior year with operational growth of 5.1% and a negative impact from currency of 4.2%. Domestic sales decreased 4.5%. International sales increased 6.8%, which reflected an operational increase of 15.5% and a negative currency impact of 8.7%.
Positive contributors to international sales were strong results for REMICADE® (infliximab), a biologic approved for the treatment of a number of immune-mediated, inflammatory diseases, primarily related to incremental sales from international territories included in the amended distribution agreement with Merck; PREZISTA® (darunavir), a treatment for HIV; and sales of recently launched products.

The strong sales results of recently launched products include ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone or prednisolone, for the treatment of metastatic, castration-resistant prostate cancer; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults; international sales of INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, for the treatment of genotype-1 chronic hepatitis C virus, in combination with peginterferon alfa and ribavirin, in adults; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; and XARELTO® (rivaroxaban), an oral anticoagulant.
Sales results in the U.S. were negatively impacted by generic competition for LEVAQUIN® (levofloxacin), a treatment for bacterial infections, and the manufacturing suspension at a third party supplier for DOXIL® (doxorubicin HCl liposome injection)/CAELYX® (pegylated liposomal doxorubicin hydrochloride), a medication to treat ovarian and other cancers.
During the quarter, several drug marketing applications were submitted in the U.S. and European Union. These included a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) seeking approval for the use of canagliflozin, an oral, once-daily, selective sodium glucose co-transporter 2 (SGLT2) inhibitor, for the treatment of adult patients with type 2 diabetes. A supplemental NDA was submitted to the FDA and a type II variation to the EMA to extend the use of ZYTIGA® (abiraterone acetate) administered with prednisone to include the treatment of patients with metastatic castration resistant prostate cancer who have not received chemotherapy. Supplemental NDAs were also submitted to the FDA seeking approval for the use of XARELTO® (rivaroxaban) to treat patients with deep vein thrombosis or pulmonary embolism and prevention of recurrent venous thromboembolism. In addition, an NDA was submitted to the FDA seeking accelerated approval for the use of bedaquiline (TMC207) as an oral treatment, to be used as part of combination therapy for pulmonary, multi-drug resistant tuberculosis in adults.

Also during the quarter, Janssen-Cilag GmbH completed the acquisition of CorImmun GmbH, a privately held drug development company in Germany, whose lead compound, COR-1, is a small cyclic peptide currently in early clinical development for the treatment of heart failure.
Worldwide Medical Devices and Diagnostics sales of $6.6 billion for the second quarter represented a decrease of 0.1% versus the prior year consisting of an operational increase of 3.4% and a negative currency impact of 3.5%. Domestic sales increased 2.9%. International sales decreased 2.4%, which reflected an operational increase of 3.8% and a negative currency impact of 6.2%. Sales included the impact of the recently completed acquisition of Synthes, Inc., which contributed 2.9%, 3.7%, and 2.3% to worldwide, domestic and international operational sales growth, respectively.
Primary contributors to operational growth were orthopaedic sales from the recently completed acquisition of Synthes; Biosense Webster's electrophysiology products in our Cardiovascular Care business; Ethicon's wound care products in our General Surgery business; LifeScan's blood glucose monitoring products in our Diabetes Care business; and international sales of energy products in our Specialty Surgery business. The growth was impacted by lower sales in the Cardiovascular Care business, reflecting the decision to exit the drug eluting stent market at the end of the second quarter of 2011.
During the quarter, the Company announced the completion of the acquisition of Synthes for $19.7 billion in cash and stock, creating the world's most innovative and comprehensive orthopaedics business. In connection with the Synthes acquisition, DePuy Orthopaedics, Inc. agreed to divest its trauma business to Biomet, Inc. and completed the initial closing for this transaction, including those countries that represented the majority of sales.
In addition, Johnson & Johnson (China) Investment Ltd. completed its first medical device acquisition in China - the purchase of Guangzhou Bioseal Biotech Co., Ltd., a privately held biopharmaceutical company specializing in the design, development and commercialization of a porcine plasma-derived biologic product for controlling bleeding during surgery.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, condensed consolidated statements of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)